EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No.333-138780 on Form F-1 of our report dated March 3, 2006 except for Note 15(e) as to which the date is March 20, 2006, Note 15(f) as to which the date is March 27, 2006, Note 15 (g) as to which the date is April 10, 2006, Note 15 (h) as to which the date is April 11, 2006 and Note 12 to which the date is October 6, 2006 relating to the consolidated financial statements of Euroseas Ltd. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
January 17, 2007